AXCAN PHARMA INC.


[LOGO OMITTED]                                      597, boul. Laurier
                                                    Mont-Saint-Hilaire (Quebec)
                                                    Canada, J3H 6C4

                                                    Tel.: (450) 467-5138
                                                    1 800 565-3255
                                                    Fax: (450) 464-9979

                                                    www.axcan.com

SOURCE:                                                   AXCAN PHARMA INC.


TSX SYMBOL (Toronto Stock Exchange):                                    AXP


NASDAQ SYMBOL (NASDAQ National Market):                                AXCA


DATE:                                                      February 6, 2003
Press Release for immediate distribution


                 AXCAN REPORTS RESULTS FOR FIRST QUARTER OF 2003
      REVENUE UP 33% TO $37.8 MILLION AND NET INCOME UP 82% TO $6.6 MILLION

 MONT-SAINT-HILAIRE, QUEBEC - Axcan Pharma Inc. ("Axcan" or the "Company") announced today operating results for the first quarter of fiscal 2003 ended December 31, 2002. The Company reported revenue growth of 33% to $37.8 million and net income of $6.6 million, or $0.15 per share, representing 82% growth in net income and 66% growth in income per share, as compared to the first quarter of fiscal 2002 (all amounts stated in U.S. dollars). The Company also decided, for the year beginning October 1, 2002, to report its results in U.S. Generally Accepted Accounting Principle ("GAAP") in order to better meet the needs of its shareholders by applying accounting rules that are consistent with the majority of its customers and peer companies.

 "We are very pleased with Axcan's strong financial performance this quarter. We have now met or exceeded expectations for more than 10 consecutive quarters," said Leon F. Gosselin, President and Chief Executive Officer of Axcan. "Axcan will continue to strengthen its leadership position in the gastrointestinal market and will focus its resources on additional acquisitions and licensing opportunities in North America, " he concluded.

HIGHLIGHTS OF THE QUARTER
-------------------------

ACQUISITIONS

In December 2002, Axcan acquired the PANZYTRAT pancreatic enzyme product line from Abbott Laboratories. Also, at the end of the quarter, the Company also acquired DELURSAN (250 mg ursodiol tablets) from Aventis Pharma S.A. These acquisitions, that were both accretive and strategic, will allow Axcan to expand its business in Western Europe.

Axcan will provide an update on its research and development pipeline at the Company's Annual General Meeting to be held on February 20, 2003.

INTERIM FINANCIAL REPORT
------------------------

This release includes, by reference, the first quarter interim financial report incorporating the full Management Discussion & Analysis (MD&A) as well as financial statements under both U.S. and Canadian GAAP and the reconciliation to U.S. GAAP of the Canadian GAAP presentation. The interim report, including the MD&A and financial statements, has been filed with applicable Canadian and U.S. regulatory authorities.

CONFERENCE CALL
---------------

Axcan will host a teleconference and web cast at 10:00 a.m., Eastern Time, February 6, 2003. During the teleconference, Leon F. Gosselin, President and Chief Executive Officer, David W. Mims, Executive Vice President and Chief Operating Officer and Jean Vezina, Vice President, Finance and Chief Financial Officer, will discuss the financial results. To participate in the teleconference, please dial the following number approximately 10 minutes prior to the start of the teleconference: (800) 814-4859. A replay of the teleconference will be available for one week (until February 13, 2003), commencing one hour after the end of the teleconference. The instant replay number is (416) 640-1917, code 234881.

Interested parties may also access the conference call via web cast at www.axcan.com. The web cast will be accessible for 90 days.

Axcan is a leading specialty pharmaceutical company involved in the field of gastroenterology. The Company markets a broad line of prescription products sold for the treatment of symptoms in a number of gastrointestinal diseases and disorders such as inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases and complications related to cystic fibrosis. Axcan's products are marketed by its own sales force in North America and Europe. Its common shares are listed on the Toronto Stock Exchange under the symbol "AXP" and on the Nasdaq National Market under the symbol "AXCA".

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

To the extent any statements made in this release contain information that is not historical, including statements related to the expected benefits to Axcan of the DELURSAN and PANZYTRAT acquisitions, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

The names DELURSAN and PANZYTRAT appearing in this news release are registered trademarks of Axcan Pharma Inc. and its subsidiaries.

                                      -30-
       Management Discussion and Analysis (MD&A), Financial Statements and
                                 Notes Attached


INFORMATION:      David W. Mims
                  Executive Vice President and Chief Operating Officer
                  Tel: (205) 991-8085

or                Isabelle Adjahi
                  Director, Investor Relations
                  Axcan Pharma Inc.
                  Tel: (450) 467-2600 ext. 2000

                  www.axcan.com


                                                               AXCAN PHARMA INC.

Management's discussion and analysis of financial condition and results of operations

This discussion should be read in conjunction with the information contained in Axcan's consolidated financial statements and the related notes thereto. All amounts are in U.S. dollars.

Overview
Axcan is a leading specialty pharmaceutical company concentrating in the field of gastroenterology, with operations in North America and Europe. Axcan markets and sells pharmaceutical products used in the treatment of a variety of gastrointestinal  diseases  and  disorders.  The  Company  seeks to  expand  its gastrointestinal franchise by in-licensing products and acquiring products or companies, as well as developing additional products and expanding indications for existing products. Axcan's current products include ULTRASE and VIOKASE for the treatment of certain gastrointestinal symptoms related to cystic fibrosis in the case of ULTRASE; URSO 250 for the treatment of certain cholestatic liver diseases; SALOFALK and CANASA for the treatment of certain inflammatory bowel diseases; and PHOTOFRIN for the treatment of certain types of gastrointestinal and other conditions. In addition, Axcan currently has two products pending approval, one an additional indication for a currently marketed product and the other, an indication for a new product. Axcan also has a number of pharmaceutical projects in all phases of development. Axcan reported revenue of $37.8 million and income before financial expenses, interest income, amortization and income taxes of $12.0 million for the three- month period ended December 31, 2002.

Much of Axcan's recent sales growth is derived from sales in the United States and France, following recent acquisitions. During this first quarter, Axcan acquired the worldwide rights to the PANZYTRAT enzyme product line from Abbott Laboratories and the rights of DELURSAN, an ursodiol 250 mg tablets, from Aventis Pharma S.A. for the French market. Revenue from sales of Axcan's products in the United States was $25.2 million (66.7% of total revenue) for the three-month period ended December 31, 2002, compared to $21.1 million for the three same period of fiscal 2002. In Canada, revenue was $4.9 million (13.0% of total revenue) for the three-month period ended December 31, 2002, compared to $5.8 million for the same period of fiscal 2002. In Europe, revenue was $7.7 million (20.3% of total revenue) for the three-month period ended December 31, 2002, compared to $1.6 million for the same period of fiscal 2002.

Historically, Axcan's revenue has been principally derived from sales of pharmaceutical products for the treatment of gastrointestinal diseases and disorders, to large pharmaceutical wholesalers and large chain pharmacies.

Axcan utilizes a "pull-through" marketing approach that is typical of pharmaceutical companies. Under this approach, Axcan's sales representatives demonstrate the features and benefits of its products to gastroenterologists who may write prescriptions for Axcan's products. These gastroenterologists write prescriptions for their patients, who, in turn, take the prescriptions to pharmacies to be filled. The pharmacies then place orders with the wholesalers, or, in the case of large chain pharmacies, their distribution centers, to whom Axcan sells its products.

Axcan's expenses have historically been comprised primarily of selling and administrative expenses (including marketing expenses), cost of goods sold (including royalty payments to those companies from whom Axcan licenses its products) and research and development expenses.



Axcan's annual and quarterly operating results are primarily affected by three factors: wholesaler buying patterns; the level of acceptance of Axcan's products by gastroenterologists and their patients and the extent of Axcan's control over the marketing of its products. Wholesaler buying


                                                               AXCAN PHARMA INC.

patterns, including a tendency to increase inventory levels prior to an anticipated or announced price increase, affect Axcan's operating results by shifting revenue between quarters. To ensure that Axcan maintains good relations with wholesalers, Axcan typically gives wholesalers prior notice of price increases to enable them to purchase products that they will later sell at higher prices. The level of patient and physician acceptance of Axcan's products, as well as the availability of similar therapies, which may be less effective but also less expensive than some of Axcan's products, impact Axcan's revenues by driving the level and timing of prescriptions for its products.

During the month of December 2002, Axcan acquired the worldwide rights to the PANZYTRAT enzyme product line from Abbott Laboratories for a cash purchase price of $45 million plus transaction expenses. The greater portion of PANZYTRAT sales is in Europe. During the period of marketing authorization transfer, the seller act as an agent for the management of the product line sales. For the three-month period ended December 31, 2002, Axcan reported revenue of $541,836 representing the net sales from the product line less cost of goods sold and other related expenses. At the end of the month of December, Axcan acquired the rights to DELURSAN for the French market for a cash purchase price of $22.8 million plus transaction expenses. The Company will begin to market this product in the second quarter.


Critical Accounting Policies

The Company decided, for the year beginning October 1, 2002, to switch from Canadian Generally Accepted Accounting Principles ("GAAP") to United States of America ("U.S.") GAAP as its primary reporting convention. The change in GAAP was influenced by the Company's desire to better meet the needs of its shareholders by applying accounting rules that are consistent with, the majority of its customers and peer companies. Consolidated financial statements prepared in U.S. dollars and in accordance with Canadian GAAP are available to shareholders and filed with regulatory authorities.

Consolidated financial statements prepared in U.S. dollars and in accordance with U.S. GAAP for the year ended September 30, 2002 and 2001 will be prepared shortly and filed with regulatory authorities.

Axcan's consolidated financial statements are prepared in accordance with U.S. GAAP, applied on a consistent basis. Axcan's critical accounting policies include the use of estimates, revenue recognition, the recording of research and development expenses and the useful lives or fair value of goodwill and intangible assets.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and recognized amounts of revenues and expenses during the year. Actual results could differ from those estimates. Significant estimates made by the management include the calculation of reserve for doubtful accounts, products returns, rebates and allowances, useful lives of long-lived assets, fair value of goodwill and intangible assets, contingency provision and other accrued charges. These estimates were made using the historical information available.


                                                               AXCAN PHARMA INC.

Revenue Recognition

Revenue is recognized when product is shipped to the Company's customer, provided the Company has not retained any significant risks of ownership or future obligations with respect to the product shipped. Revenue from product sales is recognized net of sales discounts and allowances. In certain circumstances returns or exchanges of products are allowed under the Company's policy and provisions are maintained accordingly. Amounts received from customers as prepayments for products to be shipped in the future are reported as deferred revenue.

Goodwill and Intangible Assets

Axcan's goodwill and intangible assets are stated at cost, less accumulated amortization using the straight-line method based on their estimated useful lives from 15 to 25 years until September 30, 2001. Since October 1, 2001, the Company no longer amortizes its goodwill and intangible assets with infinite life. However, management evaluates the value of the unamortized portion of goodwill and intangible assets annually, by comparing the carrying value to the future benefits of the Company's activities or the expected sale of pharmaceutical products. Should there be a permanent impairment in value or if the unamortized balance exceeds recoverable amounts, a write-down will be recognized for the current year. To date, Axcan has not recognized any permanent impairment in value. Intangible assets with finite life are still amortized over their estimated useful lives.

Research and Development Expenses

Research and development expenses are charged to earnings in the year they are incurred.

Acquisitions

On November 7, 2001, Axcan acquired all the outstanding shares of Enteris, a company specializing in the distribution of gastrointestinal products in France. The acquisition cost, including transaction expenses, amounted to $23.0 million and was paid in cash.

On April 17, 2002, Axcan acquired all of the outstanding shares and certain related assets of Lacteol. This company is specialized in the manufacturing and distribution of gastrointestinal products in France. The acquisition cost, including transaction expenses, amounted to $13.1 million, and was paid through the issuance of 365,532 common shares of the Company and $8.4 million in cash.

The acquisition costs for both transactions have been allocated to assets and liabilities according to their estimated fair value at the acquisition dates. The operating results relating to these acquisitions have been included in the consolidated financial statements from the acquisition date.


                                                               AXCAN PHARMA INC.

Results of Operations

The following table sets forth, for the quarters indicated, the percentage of revenue represented by items in Axcan's consolidated statements of earnings:


                                                      For the three-month period
                                                          ended December 31
                                                     ---------------------------
                                                              2002         2001
                                                     ---------------- ----------

Revenue                                                       100%         100%
--------------------------------------------------------------------------------

Cost of goods sold                                            24.0         25.9
Selling and administrative expenses                           38.7         42.6
Research and development expenses                              5.5          6.0
Amortization                                                   5.4          6.2
--------------------------------------------------------------------------------
                                                              73.6         80.7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Operating income                                              26.4         19.3
--------------------------------------------------------------------------------

Financial expenses                                             0.4          0.6
Loss (gain) on foreign exchange                                0.6           --
Interest income                                               (0.8)        (0.4)
--------------------------------------------------------------------------------
                                                               0.2          0.2
--------------------------------------------------------------------------------

Income before income taxes                                    26.2         19.1
Income taxes                                                   8.9          6.5
--------------------------------------------------------------------------------
Net income                                                    17.3         12.6
--------------------------------------------------------------------------------

Quarter ended December 31, 2002 compared to quarter ended December 31, 2001

Revenue
Revenue increased $9.3 million (32.6%) to $37.8 million for the first quarter ended December 31, 2002 from $28.5 million for the corresponding quarter of the preceding fiscal year. This increase in revenue came from France, following the acquisitions of Enteris and Lacteol as well as the PANZYTRAT product line, and also from the United States with strong sales of CANASA rectal suppositories and URSO 250. Revenue from Europe include domestic sales amounting to $5.9 million compared to $1.8 million for the quarter ended December 31, 2001.

Cost of goods sold
Cost of goods sold consists principally of costs of raw materials, royalties and manufacturing costs. Axcan outsources most of its manufacturing requirements. Cost of goods sold increased $1.7 million (23.0%) to $9.1 million for the quarter ended December 31, 2002 from $7.4 million for the corresponding quarter of the preceding fiscal year. As a percentage of revenue, cost of goods sold for the quarter ended December 31, 2002 decreased marginally as compared to the corresponding quarter of the preceding fiscal year, at 24.0% and 25.9%, respectively. This decrease was due primarily to increased sales of products with higher margins in the United States.

Selling and administrative expenses
Selling and administrative expenses consist principally of salaries and other costs associated with Axcan's sales force and marketing activities. Selling and administrative expenses increased $2.5 million (20.7%) to $14.6 million for the quarter ended December 31, 2002 from $12.1 million for the corresponding quarter of the preceding fiscal year. This increase is mainly due to the inclusion of $3.2 million of selling and administrative expenses from Enteris and Lacteol compared to $1.2 million for the corresponding period of the preceding year which represented two months of operations for Enteris.


                                                               AXCAN PHARMA INC.

Research and development expenses
Research and development expenses consist principally of fees paid to outside parties that Axcan uses to conduct clinical studies and to submit governmental approval applications on its behalf and for salaries and benefits paid to its personnel involved in research and development projects. Research and development expenses increased $0.4 million (23.5%) to $2.1 million for the quarter ended December 31, 2002 from $1.7 million for the corresponding quarter of the preceding fiscal year.

Financial expenses
Financial expenses consist principally of interest and fees paid in connection with money borrowed for acquisitions. Financial expenses include loss (gain) on conversion of foreign currencies. Financial expenses increased $0.2 million to $0.4 million for the quarter ended December 31, 2002 from $0.2 million for the corresponding quarter of the preceding fiscal year.

Amortization
Amortization  consists  principally  of  intangible  assets  with  finite  life.
Intangible assets include trademarks, trademark licenses and manufacturing rights. Amortization increased $0.2 million (11.1%) to $2.0 million for the quarter ended December 31, 2002 from $1.8 million for the corresponding quarter of the preceding fiscal year. The increase results mainly from amortization of capital assets in France, for Enteris, since November 2001, and Lacteol, since April 2002.

Income Taxes
Income taxes amounted to $3.4 million for the quarter ended December 31, 2002, compared to $1.9 million for the quarter ended December 31, 2001. The effective tax rates were 33.9% for the quarter ended December 31, 2002 and 34.0% for the quarter ended December 31, 2001.

Net income
Net income was $6.6 million or $0.15 of basic income per share and $0.14 of diluted income per share, for the quarter ended December 31, 2002, compared to $3.6 million or $0.09 per share for the corresponding quarter of the preceding year. The basic weighted average number of common shares outstanding used to establish the per share amounts increased from 38.4 million for the quarter ended December 31, 2001, to 44.9 million for the quarter ended December 31, 2002, following the completion of public equity offerings, the subscription of investors through private placements, the exercise of options previously granted pursuant to Axcan's stock option plan, the issuance of shares for the acquisition of assets and for the redemption of preferred shares previously issued in connection with the acquisition of PHOTOFRIN, both in fiscal 2001 and 2002.

Canadian GAAP

The differences (in thousands of U.S. dollars) between U.S. and Canadian GAAP which affect net income for the three months ended December 31, 2002 and 2001 are summarized in the following table:


                                                     For the three-month period
                                                        ended December 31
                                                     --------------------------
                                                            2002          2001
                                                     ------------   -----------

Net income in accordance with U.S. GAAP             $      6,557   $     3,597

Prepaid advertising costs                                     --          (114)
Amortization of new products acquisition costs               (13)          (13)
Income tax impact of the above adjustments                     5            48
                                                     ------------   -----------

Net income in accordance with Canadian GAAP         $      6,549   $     3,518
                                                     ============   ===========


                                                               AXCAN PHARMA INC.

Amortization expense under U.S. GAAP differs from Canadian GAAP due to the new product acquisition costs identified upon the acquisition of subsidiaries which are deferred and amortized from the date of commencement of commercial production under Canadian GAAP. Under U.S. GAAP, these costs that represent in process research and development are included in earnings as at the date of acquisition as no alternative future use has been established.

Until September 30, 2001, prepaid advertising costs were deferred and amortized over a two-year period under Canadian GAAP. In 2002, the Company elected to include in earnings its scientific symposium costs in the fiscal year when they were incurred. Under U.S. GAAP these costs were always included in earnings.

Under Canadian GAAP, research and development expenses are stated net of related tax credits which generally constitute between 10% and 15% of the aggregate amount of such expenses. Under U.S. GAAP, these tax credits are applied against income taxes.

Liquidity and capital resources

Axcan's cash, cash equivalents and short-term investments decreased $50.7 million to $30.0 million at December 31, 2002 from $80.7 million at September 30, 2002. As at December 31, 2002, working capital was $40.7 million, compared to $103.5 million as at September 30, 2002. These decreases are mainly due to the acquisition of the rights to the PANZYTRAT product line and DELURSAN for a total cash purchase price of $67.8 million plus transaction expenses. Total assets increased $14.9 million (4.1%) to $381.9 million at December 31, 2002 from $367.0 million at September 30, 2002. Shareholders' equity increased $10.8 million (3.7%) to $305.6 million at December 31, 2002 from $294.8 million at September 30, 2002.

Cash flow from operating activities increased $11.4 million (115%) to $21.3 million for the three month-period ended December 31, 2002, from $9.9 million for the quarter ended December 31, 2001. Negative cash flow from investment activities for the quarter ended December 31, 2002 were $17.3 million mainly due to the net cash used for the acquisition of intangible assets with the proceed from the disposal of short-term investments.

Historically, Axcan has financed research and development, operations, acquisitions, milestone payments and investments out of the proceeds of public and private sales of its equity, cash flow from operations, and loans from joint venture partners and financial institutions. Since it went public in Canada in December 1995, Axcan has raised approximately $242.0 million from sales of its equity and has borrowed from financial institutions to finance the acquisition of Axcan Scandipharm and from Schwarz to finance the acquisition of Axcan URSO (these amounts have since been reimbursed).

On November 20, 2001, Axcan entered into a $55.0 million credit agreement with two Canadian chartered banks. The credit agreement includes a $15.0 million revolving operating facility and a $40.0 million 364-day, extendible revolving facility with a three-year term-out option. The interest rate varies between 25 basis points to 125 basis points over prime rate and between 125 basis points and 225 basis points over the LIBOR rate or bankers acceptances depending on the Company's leverage at such time. The facilities may be drawn in U.S. dollars or in Canadian dollars equivalent. Borrowings under these facilities are secured by a security interest in favor of the lenders on all of the assets and properties of Axcan. The credit agreement provides for customary covenants, including compliance with certain financial ratios and negative covenants in respect of prior ranking security, capital expenditures, acquisitions, investments and divestitures. Cash dividends, repurchases of shares (other than redeemable shares issued in connection with a permitted acquisition) and similar distributions to shareholders are limited to 10% of Axcan's net income for the preceding fiscal year. Currently, no amounts have been drawn under these facilities and Axcan is in compliance with all applicable terms thereof.


                                                               AXCAN PHARMA INC.

Cash Flows and Financial Resources

Axcan's research and development spending totaled $8.0 million for fiscal 2002 and $6.1 million for fiscal 2001. Axcan believes that its cash and operating cash flow will be adequate to support its existing ongoing operational requirements for at least 12 months. However, Axcan regularly reviews product and other acquisition opportunities and may therefore require additional debt or equity financing. Axcan cannot be certain that such additional financing, if required, will be available on acceptable terms, or at all.

Axcan believes that cash and temporary investments, together with funds provided by operations, will be sufficient to meet operating cash requirements, including development of products through research and development activities, capital expenditures and repayment of its debt. Assuming regulatory approvals of future products and indications stemming from its research and development efforts, Axcan believes that these will also significantly contribute to the increase in funds provided by operations.

Risk Factors

Axcan is exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. Axcan does not use derivative financial instruments for speculative or trading purposes. Axcan does not use off-balance sheet financing or similar special purpose entities.

Inflation has not had a significant impact on Axcan's results of operations.

Foreign Currency Risk
Axcan operates internationally, however a substantial portion of the revenue and expense activities and capital expenditures are transacted in U.S. dollars. Axcan's exposure to exchange rate fluctuation is reduced because in general, Axcan's revenues denominated in currencies other than the U.S. dollar are matched by a corresponding amount of costs denominated in the same currency. Axcan expects this matching to continue.

Interest Rate Risk
The primary objective of Axcan's investment policy is the protection of principal, and accordingly investments are made in high-grade government and corporate securities with varying maturities, but typically less than 180 days. As the intent of the Company is to hold these investments until maturity, Axcan does not have a material exposure to interest rate risk. Therefore a 100 basis-point adverse change in interest rates would not have a material effect on Axcan's consolidated results of operations, financial position or cash flows.

Axcan is exposed to interest rate risk on borrowings under the credit facilities. The credit facilities bear interest based on LIBOR, U.S. dollar base rate, Canadian dollar prime rate, or Canadian dollar Bankers' Acceptances. Based on projected advances under the credit facilities, a 100 basis-point adverse change interest rates would not have a material effect on Axcan's consolidated results of operations, financial position, or cash flows.

Supply and Manufacture
Axcan depends on third parties for the supply of active ingredients and for the manufacture of ULTRASE and URSO, two of Axcan's most important products, and PHOTOFRIN. Axcan may not be able to obtain the active ingredients or products from such third parties , the active ingredients or products may not comply with specifications, or the prices at which Axcan purchases them may increase and Axcan may not be able to locate alternative sources of supply in a reasonable time period, or at all. If any of these events occur , Axcan may not be able to continue to market certain of its products and its sales and profitability would be adversely affected.

Volatility of Share Prices
The market price of Axcan's shares is subject to volatility. Deviations in actual financial or scientific results, as compared to expectations of securities analysts who follow our activities can have a significant effect on the trading price of Axcan's shares. Changes in accounting standards could have an impact on the financial statements' presentation.


                                                               AXCAN PHARMA INC.

Forward-looking Statements

This document contains forward-looking statements, which reflect the Company's current expectations regarding future events. The forward-looking statements involve risks and uncertainties. Actual events could differ materially from those projected herein and depend on a number of factors, including the successful and timely completion of clinical studies, the uncertainties related to the regulatory process and the commercialization of the drug or vaccine thereafter. Investors should consult the Company's ongoing quarterly filings, annual reports and 40-F filings for additional information on risks and uncertainties relating to these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. The Company disclaims any obligation to update these forward-looking statements.



On behalf of management

(signed)



Jean Vezina

Vice President, Finance and Chief Financial Officer


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Balance Sheets
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars)



                                                             December 31  September 30
                                                                 2002         2002
                                                             ------------ ------------
                                                             (unaudited)
ASSETS

Current assets
  Cash and cash equivalents                                  $    24,031  $    19,977
  Short-term investments available for sale                        5,992       60,740
  Accounts receivable                                             16,232       24,369
  Income taxes receivable                                          1,462          805
  Inventories (Note 3)                                            18,753       19,741
  Prepaid expenses and deposits                                    3,334        1,891
  Deferred income taxes                                            5,096        6,335
--------------------------------------------------------------------------------------
Total current assets                                              74,900      133,858

Investments                                                        2,497        2,681
Property, plant and equipment, net                                19,904       20,086
Intangible assets, net (Note 4)                                  254,753      180,085
Goodwill, net                                                     27,550       27,550
Deferred income taxes                                              2,069        2,456
Deferred financial expenses, net                                     265          290
--------------------------------------------------------------------------------------
Total assets                                                 $   381,938  $   367,006
======================================================================================

LIABILITIES

Current liabilities
  Accounts payable                                           $    31,000  $    27,198
  Income taxes payable                                             1,039        1,605
  Instalments on long-term debt                                    1,427        1,336
  Deferred income taxes                                              760          269
--------------------------------------------------------------------------------------
Total current liabilities                                         34,226       30,408

Long-term debt                                                     7,308        7,267
Deferred income taxes                                             34,557       34,212
Non-controlling interest                                             278          332
--------------------------------------------------------------------------------------
Total liabilities                                                 76,369       72,219
--------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Common shares, without par value of unlimited shares
  authorized, 44,872,284 issued as at December 31, 2002 and
  44,863,198 as at September 30, 2002.                           254,698      254,640
Preferred shares, Series A, without par value of unlimited
  shares authorized, non-voting, annual preferential
  cumulative dividend of 5%, no shares outstanding.                   --           --
Preferred shares, Series B, without par value of unlimited
  shares authorized, non-voting, convertible into common
  shares, no shares issued.                                           --           --
Retained earnings                                                 50,266       43,709
Accumulated other comprehensive income (loss)                        605       (3,562)
--------------------------------------------------------------------------------------
Total shareholders' equity                                       305,569      294,787
--------------------------------------------------------------------------------------
Total liabiliites and shareholders' equity                   $   381,938  $   367,006
======================================================================================


See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)



                                                            For the three-month period
                                                               ended December 31
                                                           ---------------------------
                                                                   2002          2001
                                                           -------------  ------------

Common shares (Number)
Balance, beginning of period                                 44,863,198    38,412,133
  Exercise of options                                             9,086        34,946
--------------------------------------------------------------------------------------
Balance, end of period                                       44,872,284    38,447,079
======================================================================================

Common shares
Balance, beginning of period                                $   254,640   $   183,193
  Exercise of options                                                58           213
--------------------------------------------------------------------------------------
Balance, end of period                                          254,698       183,406
--------------------------------------------------------------------------------------

Retained earnings
Balance, beginning of period                                     43,709        22,521
  Net income                                                      6,557         3,597
--------------------------------------------------------------------------------------
Balance, end of period                                           50,266        26,118
--------------------------------------------------------------------------------------

Accumulated other comprehensive income (loss)
Balance, beginning of period                                     (3,562)       (5,283)
  Foreign currency translation adjustments                        4,167            26
--------------------------------------------------------------------------------------
Balance, end of period                                              605        (5,257)
--------------------------------------------------------------------------------------
Total shareholders' equity                                  $   305,569   $   204,267
======================================================================================


Comprehensive income
Foreign currency translation adjustments                    $     4,167   $        26
Net income                                                        6,557         3,597
--------------------------------------------------------------------------------------
Total comprehensive income                                  $    10,724   $     3,623
======================================================================================

See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars)
(unaudited)



                                                           For the three-month period
                                                               ended December 31
                                                           --------------------------
                                                                   2002        2001
                                                           -------------  -----------

Operations
Net income                                                 $      6,557  $    3,597
Non-cash items
  Share in joint venture earnings                                    55          (8)
  Non-controlling interest                                          (54)        (90)
  Amortization of deferred financial expenses                        25          --
  Other amortization                                              2,038       1,775
  Foreign currency fluctuation                                       (5)        329
  Deferred income taxes                                           2,467         219
  Changes in working capital items:
    Accounts receivable                                           8,107       1,336
    Income taxes receivable                                        (657)       (168)
    Inventories                                                     982        (315)
    Prepaid expenses and deposits                                (1,443)          2
    Accounts payable                                              3,787       2,076
    Income taxes payable                                           (566)      1,164
-------------------------------------------------------------------------------------
Cash flows from operating activities                             21,293       9,917
-------------------------------------------------------------------------------------


Financing
  Long-term debt                                                    136         250
  Repayment of long-term debt                                      (332)     (2,441)
  Issue of shares                                                    58         213
-------------------------------------------------------------------------------------
Cash flows from financing activities                               (138)     (1,978)
-------------------------------------------------------------------------------------

Investment
  Acquisition of short-term investments                              --          (6)
  Disposal of short-term investments                             54,748           1
  Disposal of investments                                           129          --
  Acquisition of property, plant and equipment                     (291)     (1,008)
  Acquisition of intangible assets                              (71,935)         --
  Net cash used for business acquisitions                            --     (10,261)
-------------------------------------------------------------------------------------
Cash flows from investment activities                           (17,349)    (11,274)
-------------------------------------------------------------------------------------

Foreign exchange gain (loss) on cash held in foreign currenc ies    248         (36)
-------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents              4,054      (3,371)
Cash and cash equivalents, beginning of period                   19,977      16,515
-------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                     $   24,031  $   13,144
=====================================================================================

Additional information
  Interest received                                          $      256  $       45
  Interest paid                                                      86          13
  Income taxes paid                                               2,375         384
=====================================================================================

See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Statements of Operations
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)

                                                     For the three-month period
                                                        ended December 31
                                                   -----------------------------
                                                            2002           2001
                                                   -------------   -------------

REVENUE                                            $      37,846   $     28,522
--------------------------------------------------------------------------------

Cost of goods sold                                         9,069          7,379
Selling and administrative expenses                       14,630         12,146
Research and development expenses                          2,101          1,718
Amortization                                               2,038          1,775
--------------------------------------------------------------------------------
                                                          27,838         23,018
--------------------------------------------------------------------------------


Operating income                                          10,008          5,504
.................................................................................

Other expenses (income)
  Financial expenses                                         167            173
  Loss (gain) on foreign currency                            209            (14)
  Interest income                                           (283)          (105)
--------------------------------------------------------------------------------
                                                              93             54
--------------------------------------------------------------------------------


Income before income taxes                                 9,915          5,450
Income taxes                                               3,358          1,853
--------------------------------------------------------------------------------
NET INCOME                                         $       6,557   $      3,597
================================================================================


Income per common share
  Basic                                            $        0.15   $       0.09
  Diluted                                                   0.14           0.09
================================================================================

Weighted average number of common shares
  Basic                                               44,866,652     38,427,311
  Diluted                                             45,569,591     39,281,155
================================================================================

See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)

1.    Significant accounting policies

The Company decided, for the year beginning October 1, 2002, to switch from Canadian generally accepted accounting principles (GAAP) to the United States of America (U.S.) GAAP as its primary reporting convention. The change in GAAP was influenced by the Company's desire to better meet the needs of its shareholders by applying accounting rules that are consistent with the majority of its customers and peer companies. Consolidated financial statements prepared in U.S. dollars and in accordance with Canadian GAAP are available to shareholders and filed with regulatory authorities.

The accompanying unaudited financial statements are prepared in accordance with U.S. GAAP for interim financial statements and do not include all the information required for complete financial statements. They are consistent with the policies outlined in the Company's audited financial statements for the year ended September 30, 2002. The interim financial statements and related notes should be read in conjunction with the Company's audited financial statements for the year ended September 30, 2002. When necessary, the financial statements include amounts based on informed estimates and best judgements of management. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

Consolidated financial statements prepared in U.S. dollars and in accordance with U.S. GAAP for the year ended September 30, 2002 and 2001 will be prepared shortly and filed with regulatory authorities.


2.    PANZYTRAT acquisition

On December 3, 2002, the Company acquired the worldwide rights to the PANZYTRAT enzyme product line from Abbott Laboratories (Abbott). During the period of marketing authorizations transfer ("the interim period"), the seller act as an agent for the management of the product line sales. The interim period is for a maximum of 18 months. For the three-month period ended December 31, 2002, the Company included in its revenues an amount of $541,836 representing the net sales from the product line less cost of goods sold and other Abbott related expenses. The net sales of the PANZYTRAT enzyme product line for the three-month period ended December 31, 2002 are $796,881.

3.    Inventories

                                                     December 31    September 30
                                                            2002            2002
                                                     -----------    ------------

Raw materials and packaging material                $      4,023    $      3,841
Work in progress                                           8,665           4,516
Finished goods                                             6,065          11,384
--------------------------------------------------------------------------------
                                                    $     18,753    $     19,741
================================================================================


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)


4.    Intangible assets

                                                  December 31, 2002
--------------------------------------------------------------------------------
                                                    Accumulated
                                         Cost       amortization      Net
--------------------------------------------------------------------------------

Trademarks, trademark licences and
manufacturing rights with a:
  Finite life                         $    107,150   $     16,778   $    90,372
  Indefinite life                          176,799         12,418       164,381
--------------------------------------------------------------------------------
                                      $    283,949   $     29,196   $   254,753
================================================================================


                                                 September 30, 2002
--------------------------------------------------------------------------------
                                                    Accumulated
                                         Cost       amortization      Net
--------------------------------------------------------------------------------

Trademarks, trademark licences and
manufacturing rights with a:
  Finite life                         $    105,736   $     15,508   $    90,228
  Indefinite life                          102,275         12,418        89,857
--------------------------------------------------------------------------------
                                      $    208,011   $     27,926   $   180,085
================================================================================


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)

5.    Segmented information

The Company considers that it operates in a single field of activity, the pharmaceutical industry, since its other activities do not account for a significant portion of segment assets.

                                                   For the three-month period
                                                       ended December 31
                                                 ------------------------------
                                                           2002           2001
                                                 --------------- --------------

Revenue
 Canada
  Domestic sales                                 $        4,877  $       5,806
  Foreign sales, mainly in the United States              1,019            928
 United States
  Domestic sales                                         25,210         21,102
  Foreign sales                                              38            140
 Europe and other
  Domestic sales                                          5,862          1,614
  Foreign sales                                           1,897             --
 Inter-segment                                           (1,057)        (1,068)
-------------------------------------------------------------------------------
                                                 $       37,846  $      28,522
===============================================================================

Income before financial expenses, loss (gain)
on foreign currency, interest income,
amortization and income taxes
  Canada                                         $        1,994  $       1,012
  United States                                           7,991          6,497
  Europe and other                                        2,061           (230)
-------------------------------------------------------------------------------
                                                 $       12,046  $       7,279
===============================================================================

Amortization
  Canada                                         $          361  $         316
  United States                                             948          1,065
  Europe and other                                          729            394
-------------------------------------------------------------------------------
                                                 $        2,038  $       1,775
===============================================================================


                                                    December 31   September 30
                                                           2002           2002
                                                 --------------  --------------
Total assets
  Canada                                         $      306,568  $     297,338
  United States                                         172,600        184,105
  Europe and other                                      169,237         91,069
  Inter-segment                                        (266,467)      (205,506)
-------------------------------------------------------------------------------
                                                 $      381,938  $     367,006
===============================================================================


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with U.S. GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)


6.    Income per common share

The following is the detail of the denominators of the basic and diluted income per common share computations:


                                                                        For the three-month period
                                                                             ended December 31
                                                                     ----------------------------------
                                                                               2002               2001
                                                                     ---------------   ----------------

Weighted average number of common shares outstanding                     44,866,652         38,427,311
Effect of dilutive stock options                                            465,409            636,689
Effect of dilutive purchase price payable                                   237,530            217,155
----------------------------------------------------------------------------------------------------------
Adjusted weighted average number of common shares outstanding            45,569,591         39,281,155
==========================================================================================================


Options to purchase 790,600 and 452,550 common shares were outstanding as at December 31, 2002 and 2001 respectively but were not included in the computation of diluted income per share as the exercise price of the options was greater than the average market price of the common shares.

7.    Stock options

The estimated fair value of stock options at the time of grant using the Black-Scholes option pricing model was as follows:



                                                                  For the three-month period
                                                                       ended December 31
                                                               ----------------------------------
                                                                         2002               2001
                                                               ---------------   ----------------

Fair value per option                                          $          5.00   $          6.98
Assumptions used in Black-Scholes option pricing model
  Expected volatility                                                       46%               47%
  Risk-free interest rate                                                 4.44%             4.89%
  Expected option life                                                       6                 6
  Expected dividend                                                         --                --

The Company's net income, basic income per share and diluted income per share would have been on a pro-forma basis as follows:

                                           For the three-month period
                                               ended December 31
                               -------------------------------------------------
                                         2002                      2001
                               -----------------------   -----------------------
                               As reported  Pro-forma    As reported  Pro-forma
                               -----------  ----------   -----------  ----------

Net income                     $   6,557    $   5,778    $   3,597    $   3,113
Basic income per share         $    0.15    $    0.13    $    0.09    $    0.08
Diluted income per share       $    0.14    $    0.13    $    0.09    $    0.08


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Balance Sheets
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars)
                                                   December 31     September 30
                                                          2002             2002
                                                   ------------    -------------
ASSETS                                              (unaudited)

Current assets
  Cash and cash equivalents                       $     24,065    $      20,005
  Short-term investments                                 5,992           60,740
  Accounts receivable                                   16,291           24,521
  Income taxes receivable                                1,462              805
  Inventories (Note 3)                                  18,753           19,747
  Prepaid expenses and deposits                          3,336            1,895
  Future income taxes                                    5,096            6,335
--------------------------------------------------------------------------------
Total current assets                                    74,995          134,048

Investments                                              2,219            2,348
Property, plant and equipment                           19,922           20,105
Intangible assets (Note 4)                             255,208          180,553
Goodwill                                                29,342           29,342
Future income taxes                                      2,069            2,456
Deferred financial expenses                                265              290
--------------------------------------------------------------------------------
                                                  $    384,020    $     369,142
================================================================================

LIABILITIES

Current liabilities
  Accounts payable                                $     31,249    $      27,499
  Income taxes payable                                   1,021            1,577
  Instalments on long-term debt                          1,427            1,336
  Future income taxes                                      760              269
--------------------------------------------------------------------------------
Total current liabilities                               34,457           30,681

Long-term debt                                           4,605            4,563
Future income taxes                                     34,729           34,389
Non-controlling interest                                   278              332
--------------------------------------------------------------------------------
                                                        74,069           69,965
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Equity component of purchase price                       2,704            2,704
Capital stock                                          261,343          261,285
Retained earnings                                       41,143           34,594
Accumulated foreign currency translation
  adjustments                                            4,761              594
--------------------------------------------------------------------------------
                                                       309,951          299,177
--------------------------------------------------------------------------------
                                                  $    384,020    $     369,142
================================================================================


See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Cash Flows
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars)
(unaudited)
                                                   For the three-month period
                                                        ended December 31
                                                  -----------------------------
                                                          2002            2001
                                                  -------------    ------------
Operations
Net earnings                                     $        6,549   $      3,518
Non-cash items
  Non-controlling interest                                  (54)           (90)
  Amortization of deferred financial expenses                25             --
  Other amortization                                      2,054          1,793
  Foreign currency fluctuation                               (5)           329
  Future income taxes                                     2,462            335
  Investment tax credits                                     --           (116)
  Changes in working capital items:
    Accounts receivable                                   8,200          1,336
    Income taxes receivable                                (657)          (168)
    Inventories                                             988           (315)
    Prepaid expenses and deposits                        (1,441)             2
    Accounts payable                                      3,734          2,136
    Income taxes payable                                   (556)         1,164
-------------------------------------------------------------------------------
Cash flows from operating activities                     21,299          9,924
-------------------------------------------------------------------------------


Financing
  Long-term debt                                            136            250
  Repayment of long-term debt                              (332)        (2,441)
  Issue of shares                                            58            213
-------------------------------------------------------------------------------
Cash flows from financing activities                       (138)        (1,978)
-------------------------------------------------------------------------------

Investment
  Acquisition of short-term investments                      --             (6)
  Disposal of short-term investments                     54,748              1
  Disposal of investments                                   129             --
  Acquisition of property, plant and equipment             (291)        (1,008)
  Acquisition of intangible assets                      (71,935)            --
  Net cash used for business acquisitions                    --        (10,261)
-------------------------------------------------------------------------------
Cash flows from investment activities                   (17,349)       (11,274)
-------------------------------------------------------------------------------

Foreign exchange gain (loss) on cash held in
  foreign currencies                                        248            (36)
-------------------------------------------------------------------------------

Net increase (decrease) in cash and cash
  equivalents                                             4,060         (3,364)
Cash and cash equivalents, beginning of period           20,005         16,541
-------------------------------------------------------------------------------

Cash and cash equivalents, end of period         $       24,065   $     13,177
===============================================================================

Additional information
  Interest received                              $          256   $         45
  Interest paid                                              86             13
  Income taxes paid                                       2,375            384
===============================================================================


See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Consolidated Earnings
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)
                                                    For the three-month period
                                                        ended December 31
                                                 ------------------------------
                                                          2002             2001
                                                 --------------   --------------

REVENUE                                         $       38,030   $       28,729
--------------------------------------------------------------------------------

Cost of goods sold                                       9,075            7,379
Selling and administrative expenses                     14,787           12,460
Research and development expenses                        1,861            1,558
--------------------------------------------------------------------------------
                                                        25,723           21,397
--------------------------------------------------------------------------------

                                                        12,307            7,332
.................................................................................

Financial expenses                                         172              175
Loss (gain) on foreign currency                            209              (14)
Interest income                                           (283)            (105)
Amortization                                             2,054            1,793
--------------------------------------------------------------------------------
                                                         2,152            1,849
--------------------------------------------------------------------------------

Earnings before income taxes                            10,155            5,483
Income taxes                                             3,606            1,965
--------------------------------------------------------------------------------
NET EARNINGS                                    $        6,549   $        3,518
================================================================================



Earnings per common share
  Basic                                         $         0.15   $         0.09
  Diluted                                                 0.14             0.09
================================================================================

Weighted average number of common shares
  Basic                                             44,866,652       38,427,311
  Diluted                                           45,569,591       39,281,155
================================================================================


AXCAN PHARMA INC.
Consolidated Retained Earnings
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars)
(unaudited)

                                                    For the three-month period
                                                      ended December 31
                                                 ------------------------------
                                                          2002             2001
                                                 --------------   --------------

Balance, beginning of period                    $       34,594   $       16,914
Net earnings                                             6,549            3,518
--------------------------------------------------------------------------------
Balance, end of period                          $       41,143   $       20,432
================================================================================


See the accompanying notes to the Consolidated Financial Statements.
These interim financial statements should be read in conjunction with the annual Consolidated Financial Statements.


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)

1.    Significant accounting policies

The Company decided, for the year beginning October 1, 2002, to switch from Canadian generally accepted accounting principles (GAAP) to the United States of America (U.S.) GAAP as its primary reporting convention. The change in GAAP was influenced by the Company's desire to better meet the needs of its shareholders by applying accounting rules that are consistent with the majority of its customers and peer companies. Consolidated financial statements prepared in U.S. dollars and in accordance with Canadian GAAP are available to shareholders and filed with regulatory authorities.

The accompanying unaudited financial statements are prepared in accordance with Canadian GAAP for interim financial statements and do not include all the information required for complete financial statements. They are consistent with the policies outlined in the Company's audited financial statements for the year ended September 30, 2002. The interim financial statements and related notes should be read in conjunction with the Company's audited financial statements for the year ended September 30, 2002. When necessary, the financial statements include amounts based on informed estimates and best judgements of management. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

Consolidated financial statements prepared in U.S. dollars and in accordance with U.S. GAAP for the year ended September 30, 2002 and 2001 will be prepared shortly and filed with regulatory authorities.


2.    PANZYTRAT acquisition

On December 3, 2002, the Company acquired the worldwide rights to the PANZYTRAT enzyme product line from Abbott Laboratories (Abbott). During the period of marketing authorizations transfer ("the interim period"), the seller act as an agent for the management of the product line sales. The interim period is for a maximum of 18 months. For the three month period ended December 31, 2002, the Company included in its revenues an amount of $541,836 representing the net sales from the product line less cost of goods sold and other Abbott related expenses. The net sales of the PANZYTRAT enzyme product line for the three-month period ended December 31, 2002 are $796,881.

3.    Inventories

                                                    December 31    September 30
                                                           2002            2002
                                                    ------------  --------------

Raw materials and packaging material               $      4,023  $        3,841
Work in process                                           8,665           4,516
Finished goods                                            6,065          11,390
--------------------------------------------------------------------------------
                                                   $     18,753  $       19,747
================================================================================


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)

4.    Intangible assets



                                                   December 31, 2002
--------------------------------------------------------------------------------
                                                      Accumulated
                                            Cost      amortization     Net
--------------------------------------------------------------------------------


Trademarks, trademark licences and
manufacturing rights with a:
  Finite life                             $   107,789  $    16,962  $    90,827
  Indefinite life                             176,799       12,418      164,381
--------------------------------------------------------------------------------
                                          $   284,588  $    29,380  $   255,208
================================================================================


                                                   September 30, 2002
--------------------------------------------------------------------------------
                                                      Accumulated
                                            Cost      amortization     Net
--------------------------------------------------------------------------------


Trademarks, trademark licences and
manufacturing rights with a:
  Finite life                             $   106,375  $    15,679  $    90,696
  Indefinite life                             102,275       12,418       89,857
--------------------------------------------------------------------------------
                                          $   208,650  $    28,097  $   180,553
================================================================================


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)


5.    Segmented information

The Company considers that it operates in a single field of activity, the pharmaceutical industry, since its other activities do not account for a significant portion of segment assets.



                                                                    For the three-month period
                                                                         ended December 31
                                                                 ------------------------------
                                                                          2002            2001
                                                                 --------------  --------------

Revenue
 Canada
  Domestic sales                                                $        4,877    $      5,806
  Foreign sales, mainly in the United States                             1,019             928
 United States
  Domestic sales                                                        25,210          21,102
  Foreign sales                                                             38             140
 Europe
  Domestic sales                                                         6,046           1,821
  Foreign sales                                                          1,897              --
 Inter-segment                                                          (1,057)         (1,068)
-----------------------------------------------------------------------------------------------
                                                                $       38,030    $     28,729
===============================================================================================

Earnings before financial expenses, loss (gain) on foreign
currency, interest income, amortization and income taxes
  Canada                                                        $        2,237    $      1,058
  United States                                                          7,991           6,497
  Europe and other                                                       2,079            (223)
-----------------------------------------------------------------------------------------------
                                                                $       12,307    $      7,332
===============================================================================================

Amortization
  Canada                                                        $          361    $        316
  United States                                                            961           1,078
  Europe and other                                                         732             399
-----------------------------------------------------------------------------------------------
                                                                $        2,054    $      1,793
===============================================================================================

                                                                   December 31     September 30
                                                                          2002             2002
                                                                 -------------     ------------
Total assets
  Canada                                                        $      307,963    $    298,733
  United States                                                        173,055         184,573
  Europe and other                                                     169,469          91,342
  Inter-segment                                                       (266,467)       (205,506)
-----------------------------------------------------------------------------------------------
                                                                $      384,020    $    369,142
===============================================================================================


                                                               AXCAN PHARMA INC.

AXCAN PHARMA INC.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
In accordance with Canadian GAAP
(in thousands of U.S. dollars, except share related data)
(unaudited)

6.    Earnings per common share

The following is the detail of the denominators of the basic and diluted earnings per common share computations:

                                                                      For the three-month period
                                                                           ended December 31
                                                                    --------------------------------
                                                                             2002              2001
                                                                    --------------    --------------
Weighted average number of common shares outstanding                   44,866,652        38,427,311
Effect of dilutive stock options                                          465,409           636,689
Effect of dilutive equity component of purchase price                     237,530           217,155
----------------------------------------------------------------------------------------------------
Adjusted weighted average number of common shares outstanding          45,569,591        39,281,155
====================================================================================================

----------------------------------------------------------------------------------------------------
Number of common shares outstanding at the end                         44,872,284        38,447,079
====================================================================================================

Options to purchase 790,600 and 452,550 common shares were outstanding as at December 31, 2002 and 2001 respectively but were not included in the computation of diluted earnings per share as the exercise price of the options was greater than the average market price of the common shares.

7.    Stock options

The estimated fair value of stock options at the time of grant using the Black-Scholes option pricing model was as follows:

                                                                       For the three-month period
                                                                            ended December 31
                                                                   ----------------------------------
                                                                              2002              2001
                                                                   ----------------  ----------------
Fair value per option                                             $           5.00  $           6.98
Assumptions used in Black-Scholes option pricing model
  Expected volatility                                                          46%               47%
  Risk-free interest rate                                                    4.44%             4.89%
  Expected option life                                                           6                 6
  Expected dividend                                                             --                --

The Company's net earnings, basic earnings per share and diluted earnings per share would have been reduced on a pro-forma basis as follows:

                                                            For the three-month period
                                                                 ended December 31
                                      -------------------------------------------------------------------
                                                   2002                                 2001
                                      ----------------------------------   ------------------------------
                                         As reported         Pro-forma       As reported        Pro-forma
                                      ---------------  ----------------  ----------------  ---------------

Net earnings                         $         6,549  $          5,770  $          3,518  $         3,034
Basic earnings per share             $          0.15  $           0.13  $           0.09  $          0.08
Diluted earnings per share           $          0.14  $           0.13  $           0.09  $          0.08


                                                               AXCAN PHARMA INC.